UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2014 (June 4, 2014)

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-194135	46-4380248
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Hit Factory

On June 4, 2014, American Realty Capital New York City REIT, Inc. (the “Company”), through the Company’s operating partnership (the “OP”), entered into a purchase and sale agreement (the “Agreement”) to acquire a commercial condominium unit (the “Unit”) located at 421 West 54th Street in the Midtown West neighborhood of Manhattan. The sellers of the Unit are Sagamore 54th St. Investments LLC and Sagamore Arizona LLC, as tenants in common (together, the “Sellers”). The Sellers have no material relationship with the Company, the OP, our sponsor or advisor or any of their respective affiliates.

Pursuant to the terms of the Agreement, the OP’s obligation to close the acquisition of the Unit is subject to certain customary closing conditions. The Agreement contains customary representations and warranties by the Sellers. Although the Company believes that the acquisition of the Unit is probable, there can be no assurance that the acquisition of the Unit will be consummated.

The contract purchase price for the Unit is $7.25 million, exclusive of closing costs. The Company has made a $0.7 million nonrefundable deposit. The Company intends to fund the purchase price with proceeds from its ongoing initial public offering. The Company may seek financing for the Unit at or after closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The Unit contains approximately 12,327 rentable square feet and is 100% leased to Gibson Guitar Corporation, a global leader in musical instruments and professional audio equipment. The lease has an original 17-year term which commenced in January 2003 and expires in September 2020, and the lease contains two 5-year renewal options for the benefit of Gibson Guitar Corporation. The base rent under the lease through the expiration of the term is $0.6 million. The lease contains annual rental escalations based on the Consumer Price Index.

A copy of the press release announcing the Company’s entry into the Agreement to acquire the Unit is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

Escrow Break

Under the general escrow conditions of our public offering of common stock, subscriptions from residents of Pennsylvania, Ohio and Washington are to be held in escrow until the Company has received aggregate subscriptions of at least $37.5 million, $20.0 million and $20.0 million, respectively. On May 29, 2014, we received and accepted aggregate subscriptions in excess of $20.0 million in shares of common stock and thereby broke escrow in Ohio and Washington. On June 3, 2014, we received and accepted aggregate subscriptions in excess of $37.5 million in shares of common stock and thereby broke escrow in Pennsylvania. Accordingly, as of June 3, 2014, we are accepting subscriptions from all states, including Pennsylvania, Ohio and Washington.

Declaration of Distribution Rate

On May 22, 2014, pursuant to authorization from its board of directors, the Company declared a distribution rate which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00414383562 per day, based on a per share price of $25.00. The distributions will begin to accrue upon the earlier to occur of: (i) 30 days after we break escrow, or June 28, 2014; and (ii) the closing of the Company’s initial property acquisition. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

Item 9.01. Financial Statements and Exhibits.

(a) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

Date: June 10, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors